UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 3, 2006

Conexant Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24923 (Commission File Number)	25-1799439 (I.R.S. Employer Identification No.)

4000 MacArthur Boulevard
Newport Beach, CA  92660-3095
(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code):  (949) 483-4600

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01.	Other Events.

        As described in Part I, Item 3. Legal Proceedings in the Annual Report on Form 10-K of Conexant Systems, Inc. (the “Company”) for the fiscal year ended September 30, 2005 and in Part II, Item 1. Legal Proceedings in the Quarterly Report on Form 10-Q of the Company for the quarter ended December 31, 2005, the Company’s Conexant, Inc. subsidiary has been involved in a dispute with Texas Instruments, Inc., Stanford University and its Board of Trustees, and Stanford University OTL, LLC (collectively, the “Defendants”) over a group of patents (and related foreign patents) that Texas Instruments alleges are essential to certain industry standards for implementing ADSL technology. On June 12, 2003, Conexant, Inc. filed a complaint against the Defendants in the U.S. District Court for the District of New Jersey. The complaint asserts, among other things, that the Defendants have violated the antitrust laws by creating an illegal patent pool, by manipulating the patent process and by abusing the process for setting industry standards related to ADSL technology. The complaint also asserts that the Defendants’ patents relating to ADSL are unenforceable, invalid and/or not infringed by Conexant, Inc. products. Conexant, Inc. is seeking, among other things, (i) a finding that the Defendants have violated the federal antitrust laws and treble damages based upon such a finding, (ii) an injunction prohibiting the Defendants from engaging in anticompetitive practices, (iii) a declaratory judgment that the claims of the Defendants’ ADSL patents are invalid, unenforceable, void, and/or not infringed by Conexant, Inc. and (iv) an injunction prohibiting the Defendants from pursuing patent litigation against Conexant, Inc. and its customers. On August 11, 2003 and September 9, 2003, the Defendants answered the complaint, denied Conexant, Inc.’s claims and filed counterclaims alleging that Conexant, Inc. has infringed certain of their ADSL patents. In addition to other relief, the Defendants are seeking to collect damages for alleged past infringement and to enjoin Conexant, Inc. from continuing to use the Defendants’ ADSL patents. The case has been bifurcated into a patent phase and an antitrust phase, with the patent phase being tried first. Trial on the patent phase commenced on January 4, 2006.

        As previously reported in the Company’s Current Report on Form 8-K filed on February 7, 2006, on February 6, 2006 the Company announced that a jury in the U.S. District Court for the District of New Jersey had reached a verdict on the patent infringement counterclaims filed by the Defendants, found that Conexant, Inc. willfully infringed three patents related to ADSL technology and awarded the Defendants $112 million in damages, which the judge in the case has the authority to enhance up to threefold, plus costs and prejudgment interest. Conexant, Inc. has the right to file several post-trial motions for judgment as a matter of law and, at the appropriate time, plans to file an appeal regarding the patent phase of the case.

        On March 3, 2006 the court issued an order granting the Defendants’ motion to dismiss certain of Conexant, Inc.’s antitrust claims. The court dismissed four counts of Conexant, Inc.’s complaint relating to certain defined ADSL markets. Twelve other counts of Conexant, Inc.’s complaint remain in the case. The court also dismissed Conexant, Inc.’s claims alleging that the Defendants’ patent licensing practices constituted per se unlawful tying under the antitrust laws. Conexant, Inc.’s other antitrust claims relating to the Defendants’ conduct in the ADSL

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standards-compliant technology market remain in the case, including Conexant, Inc.’s tying claims under the rule of reason, as do Conexant, Inc.’s patent misuse claims and contractual claims. Discovery in the case continues and trial is currently scheduled for October of this year. Although the Company cannot assure that it will be successful, it will continue to pursue vigorously its remaining claims.

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SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONEXANT SYSTEMS, INC. (Registrant)
By:	/s/ Dennis E. O'Reilly

	Name: Title:	Dennis E. O'Reilly Senior Vice President, Chief Legal Officer and Secretary

Date: March 6, 2006 4